EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended February 21, 2014

Current Month				Rolling Performance*				Rolling Risk Metrics* (Mar 2009 – Feb 2014)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.7%	0.0%	-4.8%	-7.1%	-9.7%	-6.3%	-1.4%	-6.3%	10.4%	-27.8%	-0.6	-0.8
B**	0.7%	0.0%	-4.9%	-7.7%	-10.3%	-6.9%	-2.2%	-6.9%	10.4%	-30.1%	-0.6	-0.8
Legacy 1***	0.8%	0.1%	-4.5%	-5.1%	-7.7%	N/A	N/A	-3.9%	10.2%	-23.0%	-0.3	-0.5
Legacy 2***	0.8%	0.1%	-4.5%	-5.3%	-8.0%	N/A	N/A	-4.2%	10.2%	-23.7%	-0.4	-0.5
Global 1***	0.8%	0.2%	-4.4%	-4.7%	-7.1%	N/A	N/A	-4.5%	9.8%	-22.1%	-0.4	-0.6
Global 2***	0.8%	0.1%	-4.5%	-4.9%	-7.4%	N/A	N/A	-4.8%	9.7%	-23.1%	-0.5	-0.6
Global 3***	0.7%	0.0%	-4.7%	-6.4%	-8.9%	N/A	N/A	-6.5%	9.8%	-28.9%	-0.6	-0.8

S&P 500 Total Return Index****	-0.1%	3.2%	-0.3%	23.8%	13.9%	22.7%	7.0%	22.7%	14.3%	-16.3%	1.5	2.8
Barclays Capital U.S. Long Gov Index****	0.1%	-0.8%	4.6%	-6.4%	7.4%	5.4%	6.0%	5.4%	11.7%	-15.5%	0.5	0.8
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	25%					26%
Energy	11%	Long	Crude Oil	3.5%	Long	12%	Long	Crude Oil	3.5%	Long
			Brent Crude Oil	3.0%	Long			Brent Crude Oil	2.9%	Long
Grains/Foods	10%	Long	Soybean	2.4%	Long	10%	Long	Soybean	2.4%	Long
			Soybean Meal	1.4%	Long			Soybean Meal	1.4%	Long
Metals	4%	Long	Aluminum	0.7%	Short	4%	Long	Aluminum	0.7%	Short
			Zinc	0.6%	Long			Zinc	0.6%	Long
FINANCIALS	75%					74%
Currencies	33%	Long $	Japanese Yen	7.9%	Short	33%	Long $	Japanese Yen	8.0%	Short
			British Pound	5.1%	Long			British Pound	5.1%	Long
Equities	18%	Long	DAX Index	3.9%	Long	17%	Long	DAX Index	3.9%	Long
			S&P 500 Index	2.5%	Long			S&P 500 Index	2.5%	Long
Fixed Income	24%	Long	Bunds	5.3%	Long	24%	Long	Bunds	5.3%	Long
			U.S. Treasury Bonds	3.5%	Long			U.S. Treasury Bonds	3.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy
Natural gas prices increased over 17% due to increased demand and falling supplies.  Crude oil prices rose by more than 1% as continued cold weather increased consumption and created a larger-than-expected drop in inventories.

Grains/Foods	Coffee prices surged over 20% as dry weather in Brazil continued to threaten supplies. Sugar prices moved 7% higher on the same news.
Metals
Precious metal markets rallied as investors sought safe haven assets following the release of mixed economic data from around the world.  Aluminum prices added more than 1% after data showed U.S. supply shortages, which were caused by weather-related transportation delays.

Currencies
The Canadian dollar fell in response to the release of weak retail sales data, a sign the Bank of Canada may lower interest rates to support the economy.  The New Zealand dollar depreciated by more than 1% following comments from the U.S. Federal Reserve’s most recent meeting, which suggested an interest rate hike may occur in the near future.

Equities	The Nikkei 225 rallied by more than 3% after U.S. manufacturing data beat expectations. Australia’s SPI 200 rose by 2% after Australian companies reported better than expected earnings.
Fixed Income	U.S. 30-Year Treasury Bond prices increased slightly following the release of poor housing data in the U.S.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.